Exhibit 10.86

                                                                  Ira B. Lampert
                                                            4000 Hollywood Blvd.
                                                                6/F, North Tower
                                                             Hollywood, FL 33021

Via E-mail & Hand Delivery


TO:        Blaine Robinson, Vice President-Finance and Treasurer
           John Jordan, Human Resource Director
           Scott Lampert, General Counsel

FROM:      Ira B. Lampert,
           Chairman, Chief Executive Officer and President

CC:        Concord Camera Corp. Board of Directors

DATE:      November 7, 2008

RE:        Ira B. Lampert Waiver of Certain "Change in Control" Payments
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Pursuant to the terms of my Amended and Restated Employment Agreement,  dated as of May 1, 1997, as further amended to date (as amended, the "Employment Agreement"), if a "Change in Control" (as defined therein) occurs and I remain in the employ of the Company thereafter, I am entitled to receive thereafter annual payments of $500,000 each for the balance of the term of my employment (currently scheduled to expire on July 1, 2009), the first such payment being due within 30 days after the Change in Control (the "Initial Annual Payment") and the subsequent annual payments being due on the first business day of each year thereafter (the "Subsequent Annual Payments").

Please be advised that I am hereby waiving my right under my Employment Agreement to receive any Subsequent Annual Payments in the event of a Change in Control. This waiver is voluntary and irrevocable.

Other than as set forth herein, nothing in this memorandum is intended to, or shall be construed to, in any way modify, amend or alter my Employment Agreement or any other plans applicable, or any other benefits available, to me as an executive and employee of Concord Camera Corp.

Regards,


Ira B. Lampert